SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): January 5, 2000


                             FIRST SCIENTIFIC, INC.
             (Exact name of registrant as specified in this Charter)


Delaware                            0-24378                          33-0611745
(State or other jurisdiction    (Commission File Number)         (IRS Employer
of incorporation)                                            Identification No.)


               1877 West 2800 South, Suite 200, Ogden, Utah 84401
               (Address of principal executive offices) (Zip Code)


       Registrant's Telephone Number, Including Area Code: (801) 393-5781





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ITEM 5.  OTHER MATTERS.

On May 16, 2000, the issuer signed a securities Purchase Agreement (the "Purchase Agreement") with Aspen Capital Resources, L.L.C. ("Aspen Capital"). Under the Purchase Agreement, Aspen Capital purchased 1,000 shares of Series 2000-A Convertible Preferred Stock ("Series A Preferred Stock") for $1,000,000, less a 10% placement fee paid to Aspen Capital, and warrants exercisable for the purchase of additional shares of common stock by Aspen Capital. The Purchase Agreement provided for subsequent purchases of an additional 3,000 shares of Series A Preferred Stock, with accompanying warrants, for an aggregate purchase price of $3,000,000, less the 10% placement fee. From May through September 2000, the issuer issued a total of 4,000 shares of Series A Preferred Stock in exchange for net proceeds of $3,600,000.

On June 14, 2000, the issuer filed a registration statement with the Securities and Exchange Commission to register the resale by Aspen Capital of (1) 2,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock,
(2) 2,000,000 shares of common stock issuable upon exercise of the related warrants, and (3) all additional shares of common stock issued or issuable to Aspen Capital pursuant to the Purchase Agreement. That registration statement was declared effective on July 7, 2000. The selling stockholder subsequently converted 348 shares of Series A Preferred Stock into 2,000,000 shares of common stock. As of the date hereof, Aspen Capital has sold all shares of the 2,000,000 issued in that conversion.

On November 13, 2000, the issuer entered into an arrangement (the "Amendment Agreement") with Aspen Capital to amend the terms of the Purchase Agreement and the warrants. Under the Amendment Agreement, Aspen Capital was granted the right to convert the stated value and any accrued and unpaid dividends on the Series A Preferred Stock into shares of common stock by dividing the stated value of such shares to be converted together with any accrued but unpaid dividends thereon by the conversion price, which is 80% of the average of the three lowest closing bid prices for the issuer's common stock quoted on the Nasdaq Stock Market system or reported on the NASD Electronic Bulletin Board during the 15 trading days preceding the conversion date, subject to a maximum conversion price of $1.20 per share.

As of December 29, 2000, the issuer entered into a second amendment to the Purchase Agreement (the "Second Amendment Agreement"), which modified the terms of the Purchase Agreement and the Amendment Agreement. Under the Second Amendment Agreement, the issuer agreed to adopt a Certificate of Designation for a new series of Preferred Stock, the Series 2000-B Convertible Preferred Stock (the "Series B Preferred Stock").

The terms of the Series B Preferred Stock are contained in the attached copy of the Certificate of Designation, filed as an exhibit to this report and by this reference made a part hereof. Under the Second Amendment Agreement, Aspen Capital agreed to exchange its remaining 3,652 shares of Series A Preferred Stock for an equal number of shares of Series B Preferred Stock. Further, Aspen Capital agreed that prior to April 3, 2001, it would not (1) offer or sell any shares of the issuer's common stock or enter into any swap or other similar arrangement at prices less than $0.25 per share, or (2) convert any shares of Series B Preferred Stock. Aspen Capital agreed to surrender for cancellation all of the warrants received in connection with the Purchase Agreement, provided that (1) all of the terms of the second Amendment Agreement have been met; (2) the issuer shall have redeemed all of the Series B Preferred Stock as provided in the Certificate of Designation, and (3) no event of noncompliance shall have occurred under the Purchase Agreement, as amended, including the failure to have filed a registration statement to register the resale of the underlying shares of common stock issuable upon conversion of the Series B Preferred Stock on or before January 16, 2001 and to have the registration statement declared effective on or before April 2, 2001, subject, however, to certain contingencies that may extend the requirement for effectiveness to April 15, 2001.



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Under the Second  Amendment  Agreement  the issuer  acquired the right to redeem all, but not less than all of the outstanding shares of Series B Preferred Stock on or before April 2, 2001, for a redemption price of $6.5 million. Aspen Capital acquired the right to require that the issuer redeem the Series B Preferred Stock at a mandatory redemption price of 125% of the stated value of the Series B Preferred Stock per share, plus accrued and unpaid dividends and penalties, if any, through the date of redemption. The mandatory redemption may be exercised on or after April 3, 2001; provided, however, that Aspen Capital may exercise the mandatory redemption right before April 3, 2001 if an event of noncompliance occurs. Aspen Capital also may exercise the mandatory redemption right prior to April 3, 2001 if either Randall L. Hales ceases to be employed by the issuer or if Pharmulations, LLC (specifically, Dr. Edward B. Walker) ceases to provide services as the issuer's consultant. Similarly, the restrictions on Aspen Capital's exercise of conversion and trading rights are contingent on the continued employment of Randall L. Hales and the continued consulting services of Pharmulations, LLC.

Under the second Amendment Agreement, the issuer also agreed to appoint Aspen Capital's nominee to its board of directors. On January 8, 2001, the issuer appointed Joe K. Johnson, the manager of Aspen Capital to serve as a member of the board of directors.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)     Financial Statements.

         None.

(b)    Pro forma financial information

         None.

(c) Exhibits. The following exhibits are incorporated herein by this reference:

Exhibit No.       Description of Exhibit

4.3       Certificate  of  Designation   creating   Series  2000-B   Convertible
          Preferred Stock

10.12 Amendment Agreements dated November 13, 2000, between the Issuer and Aspen Capital Resources, LLC

10.13 Agreement dated as of December 29, 2000, between the Issuer and Aspen Capital Resources, LLC



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FIRST SCIENTIFIC, INC.
(Registrant)



By:
         Randall L. Hales, President and
         Chief Executive Officer


Date:




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                                  EXHIBIT INDEX

Exhibit No.       Description of Exhibit


4.3       Certificate  of  Designation   creating   Series  2000-B   Convertible
          Preferred Stock

10.12 Amendment Agreements dated November 13, 2000, between the Issuer and Aspen Capital Resources, LLC

10.13 Agreement dated as of December 29, 2000, between the Issuer and Aspen Capital Resources, LLC